SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                               (Amendment No. 2)*

                              HANCOCK FABRICS, INC.
                              ---------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    409900107
                                 (CUSIP Number)

                                December 31, 2007
           -----------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

----------
    * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 409900107

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            ASPEN ADVISORS LLC

            13-4118717

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE

--------------------------------------------------------------------------------
                                     5    SOLE VOTING POWER
                                          -0-
NUMBER OF                                 --------------------------------------
SHARES                               6    SHARED VOTING POWER
BENEFICIALLY                              508,460
OWNED BY                                  --------------------------------------
EACH REPORTING                       7    SOLE DISPOSITIVE POWER
PERSON                                    -0-
WITH                                      --------------------------------------
                                     8    SHARED DISPOSITIVE POWER
                                          508,460
                                          --------------------------------------

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                          508,460

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)

      EXCLUDES CERTAIN SHARES                                                [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                          2.6%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
                  OO, IA

--------------------------------------------------------------------------------

CUSIP NO. 409900107

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SOPRIS CAPITAL ADVISORS, LLC

               20-3177754

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE

--------------------------------------------------------------------------------
                                     5    SOLE VOTING POWER
                                          -0-
NUMBER OF                                 --------------------------------------
SHARES                               6    SHARED VOTING POWER
BENEFICIALLY                              2,423,140
OWNED BY                                  --------------------------------------
EACH REPORTING                       7    SOLE DISPOSITIVE POWER
PERSON                                    -0-
WITH                                      --------------------------------------
                                     8    SHARED DISPOSITIVE POWER
                                          2,423,140
                                          --------------------------------------

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                          2,423,140

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)

      EXCLUDES CERTAIN SHARES                                                [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                               12.5%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
                  OO, IA

--------------------------------------------------------------------------------

CUSIP NO. 409900107

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SOPRIS PARTNERS SERIES A, a series of SOPRIS CAPITAL PARTNERS, L.P.

               37-1520276

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE

--------------------------------------------------------------------------------
                                     5    SOLE VOTING POWER
                                          -0-
NUMBER OF                                 --------------------------------------
SHARES                               6    SHARED VOTING POWER
BENEFICIALLY                              1,736,790
OWNED BY                                  --------------------------------------
EACH REPORTING                       7    SOLE DISPOSITIVE POWER
PERSON                                    -0-
WITH                                      --------------------------------------
                                     8    SHARED DISPOSITIVE POWER
                                          1,736,790
                                          --------------------------------------

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                          1,736,790

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)

      EXCLUDES CERTAIN SHARES                                                [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                9.0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
                  PN

--------------------------------------------------------------------------------

CUSIP NO. 409900107

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SOPRIS CAPITAL, LLC

               20-3978493

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE

--------------------------------------------------------------------------------
                                     5    SOLE VOTING POWER
                                          -0-
NUMBER OF                                 --------------------------------------
SHARES                               6    SHARED VOTING POWER
BENEFICIALLY                              1,736,790
OWNED BY                                  --------------------------------------
EACH REPORTING                       7    SOLE DISPOSITIVE POWER
PERSON                                    -0-
WITH                                      --------------------------------------
                                     8    SHARED DISPOSITIVE POWER
                                          1,736,790
                                          --------------------------------------

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          1,736,790

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)

      EXCLUDES CERTAIN SHARES                                                [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                          9.0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
            OO

--------------------------------------------------------------------------------

CUSIP NO. 409900107

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            ENTERASPEN LTD.

               Not applicable

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            CAYMAN ISLANDS

--------------------------------------------------------------------------------
                                     5    SOLE VOTING POWER
                                          -0-
NUMBER OF                                 --------------------------------------
SHARES                               6    SHARED VOTING POWER
BENEFICIALLY                              1,194,810
OWNED BY                                  --------------------------------------
EACH REPORTING                       7    SOLE DISPOSITIVE POWER
PERSON                                    -0-
WITH                                      --------------------------------------
                                     8    SHARED DISPOSITIVE POWER
                                          1,194,810
                                          --------------------------------------

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                          1,194,810

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)

      EXCLUDES CERTAIN SHARES                                                [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                          6.2%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
            OO

--------------------------------------------------------------------------------

CUSIP NO. 409900107

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            NIKOS HECHT

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

--------------------------------------------------------------------------------
                                     5    SOLE VOTING POWER
                                          -0-
NUMBER OF                                 --------------------------------------
SHARES                               6    SHARED VOTING POWER
BENEFICIALLY                              2,931,600
OWNED BY                                  --------------------------------------
EACH REPORTING                       7    SOLE DISPOSITIVE POWER
PERSON                                    -0-
WITH                                      --------------------------------------
                                     8    SHARED DISPOSITIVE POWER
                                          2,931,600
                                          --------------------------------------

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                          2,931,600

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)

      EXCLUDES CERTAIN SHARES                                                [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                          15.2%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
            IN

--------------------------------------------------------------------------------

Item 1.

      (a) Name of Issuer:

            Hancock Fabrics, Inc.

      (b) Address of Issuer's Principal Executive Offices:

            One Fashion Way
            Baldwyn, MS 38824

Item 2.

      (a) Name of Persons Filing:

            Aspen Advisors LLC ("Aspen Advisors")
            Sopris Capital Advisors, LLC ("Sopris Advisors")
            Sopris Partners Series A, a series of Sopris Capital Partners, L.P. ("Sopris Partners")
            Sopris Capital, LLC ("Sopris Capital")
            EnterAspen Ltd. ("EnterAspen")
            Nikos Hecht
            (collectively, the "Reporting Persons")

      (b) Address of Principal Business Office or, if none, Residence:

            The principal business office of Aspen Advisors is 152 West 57th Street, New York, NY, 10019. The principal business office of each of Sopris Advisors, Sopris Partners, Sopris Capital and Mr. Hecht is 314 S. Galena Street, Suite 300, Aspen, CO 81611. The principal business office of EnterAspen is First Caribbean House, 4th Floor, P.O. Box 487, Grand Cayman, Cayman Islands, KY1-1106.

      (c) Citizenship:

            Aspen Advisors, Sopris Advisors and Sopris Capital are Delaware limited liability companies. Sopris Partners is a Delaware limited partnership. EnterAspen is a Cayman Islands Exempted Company. Mr. Hecht is a citizen of the United States.

      (d) Title of Class of Securities:

            Common Stock

      (e) CUSIP Number:

            409900107

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

      (a) [ ]  Broker or dealer registered under Section 15 of the Exchange Act.

      (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

      (e) [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

      (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount beneficially owned:

                  Aspen Advisors:                                  508,460
                  Sopris Advisors:                               2,423,140
                  Sopris Partners and Sopris Capital:            1,736,790
                  EnterAspen:                                    1,194,810
                  Mr. Hecht:                                     2,931,600

      (b) Percent of class:

                  Aspen Advisors:                                      2.6%
                  Sopris Advisors:                                    12.5%
                  Sopris Partners and Sopris Capital:                  9.0%
                  EnterAspen:                                          6.2%
                  Mr. Hecht:                                          15.2%

      (c) Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote:

                        Aspen Advisors:                                -0-
                        Sopris Advisors:                               -0-
                        Sopris Partners and Sopris Capital:            -0-
                        EnterAspen                                     -0-
                        Mr. Hecht:                                     -0-

            (ii)  Shared power to vote or to direct the vote:

                  Aspen Advisors:                                  508,460
                  Sopris Advisors:                               2,423,140
                  Sopris Partners and Sopris Capital:            1,736,790
                  EnterAspen:                                    1,194,810
                  Mr. Hecht:                                     2,931,600

            (iii) Sole power to dispose or to direct the disposition of:

                        Aspen Advisors:                                -0-
                        Sopris Advisors:                               -0-
                        Sopris Partners and Sopris Capital:            -0-
                        Mr. Hecht:                                     -0-

            (iv)  Shared power to dispose or to direct the disposition of:

                  Aspen Advisors:                                  508,460
                  Sopris Advisors:                               2,423,140
                  Sopris Partners and Sopris Capital:            1,736,790
                  EnterAspen:                                    1,194,810
                  Mr. Hecht:                                     2,931,600

      Of the shares reported as beneficially owned in this Schedule 13G, 1,736,790 shares are owned directly by Sopris Partners and 508,460 shares are owned by private clients of Aspen Advisors and 686,350 are owned by private clients of Sopris Advisors. Of the shares reported as owned by private clients of Aspen Advisors and Sopris Advisors, 1,194,810 are owned by EnterAspen, 508,460 are owned through an account managed by Aspen Advisors and 686,350 are owned through an account managed by Sopris Advisors. Sopris Capital is the general partner of Sopris Partners and, as such, may be deemed to share beneficial ownership of the Common Stock owned directly by Sopris Partners. Each of Aspen Advisor and Sopris Advisors is an Attorney-in-Fact for EnterAspen. Mr. Hecht is the managing member of each of Aspen Advisors and of Sopris Advisors and the sole member of the managing member of Sopris Capital. As the managing member of Aspen Advisors and Sopris Advisors, the sole member of the managing member of Sopris Capital and the owner of a majority of the membership interests in each of Sopris Capital, Aspen Advisors and of Sopris Advisors, Mr. Hecht may be deemed to be the controlling person of Sopris Capital, Aspen Advisors and of Sopris Advisors, and through Sopris Capital, Sopris Partners. Each of Aspen Advisors and Sopris Advisors, as investment manager for their respective private clients, and with respect to Sopris Advisors, also as investment manager for Sopris Partners, has discretionary investment authority over the Common Stock held by their respective private clients and Sopris Partners, as applicable. Accordingly, Mr. Hecht may be deemed to be the beneficial owner of the Common Stock held by Sopris Partners and the private clients of Aspen Advisors and Sopris Advisors. Each of Sopris Partners and Sopris Capital disclaims any beneficial interest in the Common Stock owned by the accounts managed by Sopris Advisors and Aspen Advisors.

Item 5. Ownership of Five Percent or Less of a Class.

                                 NOT APPLICABLE

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      The various private accounts of which Apsen Advisors and Sopris Advisors serves as investment manager have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Common Stock of the Issuer. Such private accounts include EnterAspen, a Reporting Person, which owns 6.2% of the Common Stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                 NOT APPLICABLE

Item 8. Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9. Notice of Dissolution of Group.

                                 NOT APPLICABLE

Item 10. Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Materials to be filed as Exhibits

Exhibit A   Joint Filing Agreement, dated as of February 13, 2008, by and among the Reporting Persons.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008

                                    SOPRIS PARTNERS SERIES A, a series of SOPRIS
                                    CAPITAL PARTNERS, L.P.

                                    By: SOPRIS CAPITAL, LLC
                                        Its general partner

                                    By: /s/ Nikos Hecht
                                       -----------------------------------------
                                       Name:  Nikos Hecht
                                       Title: Sole Member of the Managing
                                              Member

                                    SOPRIS CAPITAL, LLC

                                    By: /s/ Nikos Hecht
                                       -----------------------------------------
                                       Name:  Nikos Hecht
                                       Title: Sole Member of the Managing
                                              Member

                                    ASPEN ADVISORS LLC

                                    By: /s/ Nikos Hecht
                                       -----------------------------------------
                                       Name:  Nikos Hecht
                                       Title: Managing Member

                                    SOPRIS CAPITAL ADVISORS, LLC

                                    By: /s/ Nikos Hecht
                                       -----------------------------------------
                                       Name:  Nikos Hecht
                                       Title: Managing Member

                                    ENTERASPEN LTD.

                                    By: ASPEN ADVISORS LLC
                                        Its Attorney-in-Fact

                                    By: /s/ Nikos Hecht
                                       -----------------------------------------
                                       Name:  Nikos Hecht
                                       Title: Sole Member of the
                                              Managing Member

                                       /s/ Nikos Hecht
                                       -----------------------------------------
                                           Nikos Hecht

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 13th day of February, 2008.

                                    SOPRIS PARTNERS SERIES A, a series of SOPRIS
                                    CAPITAL PARTNERS, L.P.

                                    By: SOPRIS CAPITAL, LLC
                                        Its general partner

                                    By: /s/ Nikos Hecht
                                       ----------------------------
                                       Name:  Nikos Hecht
                                       Title: Sole Member of the Managing
                                              Member

                                    SOPRIS CAPITAL, LLC

                                    By: /s/ Nikos Hecht
                                       ----------------------------
                                       Name:  Nikos Hecht
                                       Title: Sole Member of the Managing
                                              Member

                                    ASPEN ADVISORS LLC

                                    By: /s/ Nikos Hecht
                                       ----------------------------
                                       Name:  Nikos Hecht
                                       Title: Managing Member

                                    SOPRIS CAPITAL ADVISORS, LLC

                                    By: /s/ Nikos Hecht
                                       ----------------------------
                                       Name:  Nikos Hecht
                                       Title: Managing Member

                                    ENTERASPEN LTD.

                                    By: ASPEN ADVISORS LLC
                                        Its Attorney-in-Fact

                                    By: /s/ Nikos Hecht
                                       ----------------------------
                                       Name:  Nikos Hecht
                                       Title: Sole Member of the
                                              Managing Member

                                    /s/ Nikos Hecht
                                    -------------------------------
                                        Nikos Hecht